Exhibit 4.9

EIGHTH AMENDMENT TO
ALION SCIENCE AND TECHNOLOGY CORPORATION
EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN

     WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains an Employee Ownership, Savings and Investment Plan for the benefit of its Employees and the Employees of any other Adopting Employer, which Plan was last amended and restated as of December 19, 2001 (the “Plan”); and

     WHEREAS, under Section 15.1 of the Plan, the Company reserved the right to amend the Plan at any time, in whole or in part, by action of its Board of Directors; and

     WHEREAS, the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and

     WHEREAS, the Plan has been amended seven times to date; and

     WHEREAS, the undersigned officer has determined that this Eighth Amendment would not materially increase costs of the Plan to the Company or any Adopting Employer;

     NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective February 14, 2004, as follows:

ARTICLE V

Section 5.1(d) – Amended by striking the section in its entirety and substituting in lieu thereof the following:

“Except as otherwise determined by the ESOP Committee or provided herein, a Participant’s Rollover Contribution Account may be invested in Common Stock at its then Current Market Value only at or near the time that the Rollover Contribution is accepted and received by the ESOP Committee or Trustee, and only if the Participant is a new Employee or a rehired Employee. Amounts to be invested in Common Stock will be initially accumulated in a short term interest fund in the ESOP Component of the Plan, and will be converted to Common Stock on the semi-annual investment date coincident with or next following the date of receipt based on the Current Market Value as of the Valuation Date coincident with such semi-annual investment date. Amounts not invested in the ESOP Rollover Account may be invested in accordance with Section 5.1(a). Amounts held in the ESOP Rollover Account will be subject to the diversification rules of Section 5.2. Notwithstanding the foregoing, with respect to new Employees as a result of a merger, acquisition or consolidation of another entity, where such new Employee’s Rollover Contribution is received by the Trustee after the Valuation Date next occurring after such merger, acquisition or consolidation, the ESOP Committee shall have discretion to decide that such new Employee’s Rollover Contribution be initially accumulated in a short term interest fund in the ESOP Component of the Plan, and converted to Common Stock at the semi-annual investment date coinciding with or next following the receipt of such new Employee’s properly completed investment election form, based on the Current Market Value as of the semi-annual investment date immediately preceding the date such transferred funds were received; provided, however, that the foregoing shall apply only if (i) such new Employee’s properly completed investment election form is received on or before the semi-annual investment date immediately preceding the date such transferred funds were received, and (ii) the funds are received before the earlier of the date that the Trustee releases the value of the Common Stock as of the prior Valuation Date or forty-five (45) days following such Valuation Date.”

Section 5.1(j) – Amended by striking the section in its entirety and substituting in lieu thereof the following:

“Except as otherwise determined by the ESOP Committee or provided herein, a Participant’s Account attributable to a direct transfer in accordance with Section 4.6 may be invested in Common Stock only at or near the time the direct transfer is accepted and received by the ESOP Committee or Trustee, and only if the Participant is a new Employee. Amounts to be invested in Common Stock will be initially accumulated in a short term interest fund in the ESOP Component of the Plan, and will be converted to Common Stock on the semi-annual investment date coincident with or next following the date of receipt based on the Current Market Value as of the Valuation Date coincident with such semi-annual investment date. Amounts not invested in the ESOP Account may be invested in accordance with Section 5.1(a). Amounts held in the ESOP Account will be subject to the diversification rules of Section 5.2. Notwithstanding the foregoing, a Participant’s Account attributable to the money purchase pension plan account under the Innovative Technology Solutions 401(k) Profit Sharing Plan & Trust may not be invested in Common Stock. Also notwithstanding the foregoing, with respect to new Employees as a result of a merger, acquisition or consolidation of another entity, where such new Employee’s direct transfer is received by the Trustee after the Valuation Date next occurring after such merger, acquisition or consolidation, the ESOP Committee shall have discretion to decide that such new Employee’s direct transfer be initially accumulated in a short term interest fund in the ESOP Component of the Plan, and converted to Common Stock at the semi-annual investment date coinciding with or next following the receipt of such new Employee’s properly completed investment election form, based on the Current Market Value as of the semi-annual investment date immediately preceding the date such transferred funds were received; provided, however, that the foregoing shall apply only if (i) such new Employee’s properly completed investment election form is received on or before the semi-annual investment date immediately preceding the date such transferred funds were received, and (ii) the funds are received before the earlier of the date that the Trustee releases the value of the Common Stock as of the prior Valuation Date or forty five (45) days following such Valuation Date.”

In General

Any provision of the amended and restated Plan, as amended, inconsistent with the foregoing changes is hereby amended to be consistent herewith.

     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Eighth Amendment to the Plan to be executed on its behalf by its duly authorized officer on this 25th day of March, 2004.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi

Name: Bahman Atefi
Title: Chief Executive Officer

(Seal)